Exhibit 23.3
CONSENT OF MCDANIEL & ASSOCIATES
We acknowledge that the results of our independent resource estimates for the Axe Lake Discovery and Raven Ridge Discovery with an effective date of April 30, 2008 and a preparation date of June 23, 2008, have been publically announced by Oilsands Quest Inc. (the “Company”) through a press release dated on or about June 26, 2008 and also reported in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on or about June 27, 2008. Such Form 10-K is incorporated by reference into certain previously filed registration statements filed by the Company and may be incorporated by reference into registration statements filed in the future. We hereby consent to the results of our independent resource estimates for the Axe Lake Discovery and Raven Ridge Discovery from our report dated June 23, 2008 being included in the Form 10-K, and incorporated into Registration Statement Nos. 333-139464, 333-142642, 333-146216 and 333-147200 on Form S-3 and Nos. 333-145079 and 333-135366 on Form S-8 and each Company registration statement that may be filed hereafter.

/s/ G.M. Heath
Greg M. Heath, P. Eng.
Vice President
McDaniel & Associates Consultants Ltd.

June 26, 2008